Exhibit 3.180

AMENDED AND RESTATED OPERATING AGREEMENT
FOR
MISSION CARE OF MISSOURI, LLC

This Amended and Restated Operating Agreement (the “Restated Agreement”) of MISSION CARE OF MISSOURI, LLC (the “Company”) is made as of December 1, 2005 and, by execution below, is adopted by the Manager of the sole Member, Mission Cares Services, LLC, a Missouri limited liability company (hereinafter referred to as “Member”).

RECITALS

WHEREAS, the Company previously adopted an operating agreement which no longer reflects the goals and intent of the current membership in relation to the conduct of the business and affairs of the Company;

WHEREAS, the sole Member and the Company, as a limited liability company in accordance with the provisions of the laws of the State of Missouri governing limited liability companies (the “L.L.C. Act”), desires to adopt this Restated Agreement in relation to the conduct of the business and affairs of the Company.

NOW, THEREFORE, in consideration of the foregoing and the covenants contained in this Restated Agreement, the Member agrees to operate the Company as follows:

ARTICLE I
REGISTERED AGENT OFFICES, NAME, REGISTERED AGENT

SECTION 1.01.   Principal Office.  The principal office of the Company shall be located at 2500 Adie Road, Maryland Heights, Missouri or such other place within or without the State of Missouri as may be determined by the Company manager (“Manager”) from time to time.

SECTION 1.02.   Name.  The name of the Company shall be as stated in the Articles of Organization, as amended from time to time.  As of the date of this Restated Agreement, the name is MISSION CARE OF MISSOURI, LLC.

SECTION 1.03.   Registered Agent and Office.  The Company’s registered agent and registered office shall be as stated in the Articles of Incorporation, as amended from time to time.  As of the date of this Restated Agreement, the Company’s registered agent is Rodney L. Washburn and the registered office is 2500 Adie Road, Maryland Heights, Missouri 63043.

ARTICLE II
RECORDS

SECTION 2.01.   Company Records.  The Manager shall maintain the following records:

(i)                                     A current and a past list, setting forth the full name and last known mailing address of the Manager, each Initial Member and each additional Member (individually, an “Additional Member” and, together with the Initial Members, individually, a “Member” and collectively, the “Members”) set forth in alphabetical order and, with respect to each Member, the number of Units (as defined in Section 4.04) held by it, him or her;

(ii)                                  A copy of the Articles of Organization and all articles of amendment thereto, together with any executed powers of attorney pursuant to which any articles of amendment have been executed;

(iii)                               Copies of the Company’s federal, state and local income tax returns and reports, if any, for the three most recent years or, if such returns and reports were not prepared for any reason, copies of the information and records provided to, or which should have been provided to, the Members to enable them to prepare their federal, state and local tax returns for such period;

(iv)                              A copy of this Restated Agreement, and all amendments hereto; and

(v)                                 Copies of any financial statements of the Company for the six most recent fiscal years.

ARTICLE III
PURPOSES

SECTION 3.01.   Purposes.  Subject to the Articles of Organization, as amended from time to time, the Company is organized to (i) conduct or promote any lawful businesses or purposes; and (ii) have and exercise all powers now or hereafter conferred on limited liability companies organized pursuant to the L.L.C. Act.

ARTICLE IV
MEMBERS AND UNITS

SECTION 4.01.   Member.  As described in more detail on Schedule A attached hereto, the sole Member of the Company shall be Mission Cares Services, LLC unless and until such limited liability company transfers one or more membership units or the Company hereafter issues additional membership units.

SECTION 4.02.   Units.

(a)                                  Interests in the Company shall be represented by units of interest (individually, a “Unit” or “Membership Unit” and collectively, the “Units” or “Membership Units”).  All Units shall carry equal rights, powers and duties.

(b)                                 A Member’s interest in the Company shall be proportionate to the number of Units held by such Member relative to the total number of Units issued and outstanding by the Company.

SECTION 4.03.   Voluntary Withdrawal of Member.  Upon sixty (60) days’ prior written notice to the Company, a Member may withdraw from the Company.  If a Member shall voluntarily withdraw from the Company, the Company shall pay to said withdrawing Member an amount equal to the Buy-Out Price.  The Buy-Out Price shall be paid in accordance with the terms of Sections 4.05 and 4.06.

SECTION 4.04.   Death of Member.  In the event of and concurrently upon the death of a Member such Member’s Units shall be redeemed by the Company and in exchange the Company shall pay to the estate of the deceased Member a sum of money equal to the Buy-Out Price.  The Buy-Out Price will be paid in accordance with the terms of Sections 4.07 and 4.08.

SECTION 4.05.   Buy-Out Price.  For purposes of this Operating Restated Agreement, Members who voluntarily withdraw pursuant to Section 4.05 or Members who have died shall be individually referred to as “Former Member” and collectively referred to as “Former Members”.  The Buy-Out Price to be paid to Former Members shall be the fair market value of a Member’s interest.  The fair market value shall be determined by agreement between the Former Member or, in the case of a Member’s death, the personal representative, executor or other appointed person who has the primary authority and duty to administer the Former Member’s estate whether such appointment was made by the Former Member via estate planning documents or by a probate court (the representative appointed by the Member or appointed by probate court shall be referred to herein as “Legal Representative”).  If the Former Member, of the Legal Representative, as the case may be, and the Company cannot agree on the fair market value of the Former Member’s Units within fourteen (14) days, the fair market value of such Units shall be determined by appraisal.  The Company and the Former Member, or Legal Representative, as the case may be, shall each choose one appraiser no later than ten (10) days after the 14-day timeframe has expired and the parties have failed to reach Restated Agreement.  The two appraisers so chosen shall chose a third appraiser within ten (10) days.  Thereafter, but no later than thirty (30) days after selecting the third appraiser, all three appraisers shall meet and confer until at least two of the appraisers agree on an appraised value of the Former Member’s Units.  The decision of a majority of the appraisers as to the fair market value of such Membership Units shall be binding and may be enforced by legal proceedings.  The Former Member or his/her estate and the Company shall each compensate the appraiser appointed by him/her/it and the compensation of the third appraiser shall be borne equally by such parties.

SECTION 4.06     Payment Terms.

(a)           Payment of the Buy-Out Price shall be made on the following terms (the “Payment Terms”).  Any such payments will be made in twenty-four (24) equal consecutive monthly payments of principal together with interest which shall accumulate at the prime lending rate as published in the Wall Street Journal until fully and completely paid.  The first payment shall occur on the first day of the month following the month in which the fair market value has been determined in accordance with Section 4.07 (the “Initial Payment Date”).  Notwithstanding the foregoing payment schedule, in any calendar year the aggregate amount payable by the Company to Former Members shall not exceed fifty-five percent (55%) of the Company’s net profits, as defined in Section 6,04, in the immediately preceding fiscal year.  If, in any year, the Company is obligated to make payments to more than one Former Member, and the foregoing limitation applies, the amounts payable to all such Former Members (or their Legal Representatives) shall be reduced on a proportionate basis, in accordance with the amount due to such Former Members (or their Legal Representatives) in such year.

(b)           The unpaid balance of the Buy-Out Price may be prepaid without penalty in full or in part at any time and from time to time.

(c)           If the Former Member is indebted to the Company for any reason, such amounts shall be offset against the amounts payable to the Former Member, and if the Company has entered into any guarantee on his/her behalf, such guarantee shall be discharged before any payment is made to such Former Member.  Any amounts owing to the Company, in excess of the amounts owing to such Former Member, shall become immediately due and payable on demand.

SECTION 4.07.   Waiver of Action for Partition.  Each Member irrevocably waives any right to maintain an action for partition with respect to the property of the Company.

ARTICLE V
CONTROL & MANAGEMENT

SECTION 5.01.   Manager.  The management of the Company shall be vested in one Manager.  The Company’s initial Manager is Marvin Wool (“Initial Manager”) who will have responsibility for managing the Company’s day-to-day affairs, and power and authority to execute all contracts on behalf of the Company except as may otherwise be provided for herein.  The Initial Manager identified in this Section and only such Initial Manager shall have the authority to take such action as described in Section 5.02.1 unilaterally and without seeking or obtaining approval by eighty percent (80%) of the then outstanding Units.  The Members agree this specific granting of authority is in the best interest of the Company because of the unique knowledge of the Company’s business and startup activities which the Initial Manager possesses.  Any and all successor Managers shall require any and all approval rights as described in Sections 5.02.

SECTION 5.02    Approval Rights.  Except as provided in Section 5.01, each Member will have Approval Rights.

1.             The following actions require the approval of eighty percent (80%) of the then outstanding Units without regard to class:

a.                                       amendment of the Restated Agreement;

b.                                      acquisition of other business interests by the Company;

c.                                       the issuance of any debt obligations or guarantees by the Company;

d.                                      the lending of money by the Company;

e.                                       decisions regarding the initiation, defense or settlement of litigation; and

f.                                         expenditure of Company assets to or for the benefit of any Member.

2.             The following actions require the approval of One Hundred Percent (100%) of the Units:

a.                                       any additional mandatory contributions;

b.                                      a merger or consolidation with another person or entity;

c.                                       sale or exchange of Company property except in the ordinary course of business or the concurrent sale of all Membership Units to a Member or non-Member; and

d.                                      changes to the Articles of Organization of the Company.

SECTION 5.03.   Reimbursement.  The Manager shall be entitled to reimbursement for all out-of-pocket expenses incurred by him in managing the Company.

SECTION 5.04.   Resignation.  The Manager may resign from office at any time; provided, that such resignations shall be made in writing and shall become effective on the date specified in such writing or, if no date is specified, on the earliest date such writing is received by a majority of the Members.

SECTION 5.05.   Removal.  The Manager may be removed by the affirmative vote of all of the then outstanding Units, without regard to class.  For purposes of this Section, any Units held by the Manager shall not be counted as outstanding.

SECTION 5.06.   Vacancies.  Any vacancy created by the death, incapacity, resignation or removal of the Manager may be filled by the affirmative vote of the Members owning eighty percent (80%) majority of the Units.

ARTICLE VI
CAPITAL CONTRIBUTIONS AND ACCOUNTS

SECTION 6.01.   Withdrawal of Capital Contributions.  No Member shall have the right to withdraw or receive any return of any Capital Contribution, and no Member shall be paid any interest thereon.

SECTION 6.02.   Capital Accounts.  The Manager shall establish and maintain a capital account (a “Capital Account”) for each Member, computed in accordance with Section 704(b) of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations prescribed thereunder.

SECTION 6.03.   Allocations with Respect to Tax Matters.  The Company’s net profits or losses shall be allocated to each Member and any Assignee (as defined in Section 9.02) in proportion to the Units held by such Member or Assignee.  “Net profits or losses” shall mean the income or loss of the Company as determined under the capital accounting rules of Treas. Reg. Section 1.704-1(b)(2)(iv) for purposes of adjusting Capital Account, including, without limitation, the provisions of paragraphs (b) and (g) of those regulations relating to the computation of items of income, gain, deductions and losses.

ARTICLE VII
DISTRIBUTIONS

SECTION 701.    Distribution of Company Funds.  The Manager shall distribute available funds to each Member in proportion to the Units held by such Member.  During the period of time wherein the Initial Manager continues to serve, “available funds” shall mean any amount in excess of the Company’s gross receipts over the Company’s expenditures and which the Initial Manager, in his sole discretion, determines need not be retained by the Company.  During any period of time in which a successor Manager is serving the Company, “available funds” shall mean any amount in excess of the Company’s gross receipts over the Company’s expenditures and which the Manager determines need not be retained by the Company; provided, however, that the Company shall retain no more than those funds remaining after paying the Members: (1) the amount necessary to pay federal and state income taxes on the Company’s profits attributable to the Members at the then highest tax rate for individuals, and (2) ten percent (10%) of the net profit attributable to the Members.  The minimum distribution provided for in the foregoing sentence shall be made after the close of the Company’s fiscal year but before the 31st day of May following such fiscal year.

ARTICLE VIII
INDEMNIFICATION

SECTION 8.01.   Indemnification of the Manager.  The Company shall, to the fullest extent not prohibited by applicable law, defend, indemnify, advance the costs and expenses of defense of and hold harmless, the Manager against any costs or expenses (including attorneys’ fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, made or brought against the Manager by reason of the fact that the Manager is or was the Manager, or by reason of any act or omission of the Manager in such capacity; provided, however, that the Manager shall not be indemnified against any expenses, claims or liabilities arising out of the Manager’s conduct which was finally adjudged to have been knowingly fraudulent, deliberately dishonest or willful misconduct.

ARTICLE IX
DISSOLUTION, WINDING UP AND TERMINATION

SECTION 9.01.   Dissolution.  The Company shall dissolve as follows: (i) in the event of a bankruptcy; or (ii) by the affirmative vote of the Members owning at least eighty percent (80%) of the Units.

SECTION 9.02.   Winding Up.  Upon dissolution, the Manager shall (i) cease to carry on the business of the Company, except as may be necessary or appropriate for the winding up of such business; (ii) do all other acts required to liquidate the business and affairs of the Company; (iii) proceed to collect the Company’s assets; (iv) pay, satisfy or discharge its liabilities and obligations or make adequate provisions for the payment, satisfaction or discharge thereof; (v) convey and dispose of such of the Company’s assets which are not to be distributed in kind to the Members and any Assignees; and (vi) distribute the Company’s assets to its creditors and the Members in accordance with applicable provisions of the L.L.C. Act.

SECTION 9.03.   Termination.  After all of the assets of the Company have been distributed in accordance with Section 9.02, the Manager shall cause the filing of the Company’s Article of Termination with the Missouri Secretary of State.

ARTICLE X
GENERAL PROVISIONS

SECTION 10.01. Governing Law.  This Restated Agreement shall be governed by and construed in accordance with Missouri law.

SECTION 10.02. Counterparts  This Restated Agreement may be signed in any number of counterparts, each of which shall be deemed an original.

SECTION 10.03. Entire Restated Agreement.  This Restated Agreement constitutes the entire Restated Agreement between the parties and supersedes any prior oral or written understandings, Restated Agreements or representations by or between the parties.

SECTION 10.04. Incorporation of Schedule.  Schedule A identified in this Restated Agreement is incorporated into this Restated Agreement by this reference.

SECTION 10.05. Severability.  Each provision of this Restated Agreement is distinct and severable and if any such provision shall be held to be invalid, illegal or against public policy, the validity or the legality of the reminder of this Restated Agreement shall not be affected thereby.

SECTION 10.06. Notices and Consents.

(a)                                  Except as otherwise provided in this Restated Agreement, (i) any notice to be given to a party shall be given in writing to such party by facsimile, personal delivery or registered or certified mail, return receipt requested; and (ii) any consent to be given by a Member or the Manager shall be given in writing to the Company at its principal place of business by facsimile, personal delivery or registered or certified mail, return receipt requested.

(b)                                 A notice or consent shall be effective as of the date received by a party or the Company in any manner provided in Section 10.06(a).

SECTION 10.07. Successors and Assigns.  This Restated Agreement shall be binding upon and inure to the benefit of the parties and their respective heirs, successors, assigns an legal representatives.

The sole Member has executed this Restated Agreement as of the date first written above.

MEMBER:
MISSION CARES SERVICES, LLC

/s/ Marvin S. Wool
Marvin S. Wool, Manager

Schedule A

Outstanding Membership Units of

Mission Cares Services, LLC

MEMBER	MEMBERSHIP UNITS
MISSION CARES SERVICES, LLC	100

July 20, 2007

Mission Care of Missouri, LLC
2500 Abbott Place
St. Louis, MO  63143
Attn:  Member

Re: Resignation

Member of Mission Care of Missouri, LLC:

The undersigned hereby resigns from his position as Manager of Mission Care of Missouri, LLC, effective as of the date of this letter.

Sincerely,

/s/ Marvin S. Wool
Marvin Wool

ACTION BY WRITTEN CONSENT

OF THE SOLE MEMBER OF

MISSION CARE OF MISSOURI, LLC

July 20, 2007

The undersigned, being the sole member of Mission Care of Missouri, LLC, a Missouri limited liability company (the “Company”), hereby waives all right and entitlement to notice of a special meeting of the member and takes the following action by written consent in lieu of meeting, pursuant to Section 347.083 of the Missouri Limited Liability Company Act, and hereby consents to, approves and adopts the following resolutions:

APPOINTMENT OF MANAGER

RESOLVED, that effective as of the date hereof, the following limited liability company be and hereby is, appointed as the manager of the Company to serve until its respective successor is duly elected and qualified:

Mission Care Services, LLC, a Missouri limited liability company

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK.]

IN WITNESS WHEREOF, the undersigned has signed this Action by Written Consent as of the date first written above and directs that it be placed with the minutes of the proceedings of the members.

SOLE MEMBER

MISSION CARE SERVICES, LLC

By:	American Medical Response, Inc.,
its manager

	By:	/s/ William Sanger
William A. Sanger,
Chief Executive Officer

[Signature Page-Consent of Member of Mission Care of Illinois]